                                                Exhibit 99.1

JELD-WEN Reports Second Quarter 2022 Results

August 1, 2022

Charlotte, N.C. - JELD-WEN Holding, Inc. (NYSE: JELD) today announced results for the three and six months ended June 25, 2022, including second quarter net revenue of $1,331.0 million, net income of $45.8 million, adjusted EBITDA of $125.8 million, cash flow used in operations of $165.7 million, earnings per share ("EPS") of $0.52, and adjusted EPS of $0.57.
Comparability is to the same period in the prior year, unless otherwise noted. References to "core" financial results exclude the impact of foreign exchange and acquisitions completed in the last twelve months.
Highlights
•Net revenue increased 6.8% for the second quarter driven by 11% core revenue growth
•Eighth consecutive quarter of core revenue growth; core revenue grew in each segment, led by North America segment
•Realized 12% pricing to mitigate significant cost inflation
•Adjusted EBITDA decreased 15.1% in the second quarter to $125.8 million
•Repurchased 5.2 million shares in the first six months or approximately 6% of total shares outstanding at year-end 2021
•The board of directors approved new $200 million share repurchase authorization

"Significant cost inflation and softening retail demand in North America and Europe impacted our profitability more than we anticipated in the second quarter," said Gary S. Michel, chair and chief executive officer. "These results are not indicative of the performance-driven culture and expectations at JELD-WEN. We know we have the right strategy, our long-term macroeconomic fundamentals remain strong, and our productivity initiatives are yielding benefits. But, we must execute better and consistently deliver on our promises to customers and shareholders. We have already taken aggressive actions to reduce costs and are actively working on additional opportunities to accelerate margin expansion."

"Even with the impact of these aggressive cost savings decisions, we have adjusted our full year expectations for revenue growth and adjusted EBITDA, as market headwinds are likely to persist through year-end," continued Michel. "We are confident in our strategy to deliver profitable growth and we remain focused on operational excellence, world-class innovation and exceptional customer service that will create long-term value for our shareholders."

Second Quarter 2022 Results
Net revenue for the three months ended June 25, 2022 increased $85.2 million, or 6.8%, to $1,331.0 million, compared to $1,245.8 million for the same period last year. The increase in net revenue was driven by 11% core revenue growth, partially offset by a 4% adverse foreign exchange impact. Core revenue growth was driven by price realization (+12%), partially offset by lower volume/mix (1%).
Net income was $45.8 million in the second quarter, compared to net income of $60.7 million in the same period last year, a decrease of $14.9 million. The decrease in net income was largely due to lower gross profit from cost inflation, partially offset by higher other income and lower SG&A expense. Adjusted net income for the second quarter decreased $10.1 million, or 16.7%, to $50.2 million, compared to $60.3 million in the same period last year.
EPS for the second quarter was $0.52, compared to EPS of $0.60 for the same quarter last year. Adjusted EPS was $0.57, compared to adjusted EPS of $0.59 in the same quarter a year ago.
Adjusted EBITDA decreased $22.4 million, or 15.1%, to $125.8 million, compared to the same quarter last year. Adjusted EBITDA margin declined 240 basis points to 9.5% primarily due to higher cost inflation, partially offset by price realization and lower SG&A expense.

On a segment basis for the second quarter of 2022, compared to the same period last year:
•North America - Net revenue increased $99.0 million, or 13.4%, to $839.1 million, due to a 14% increase in core revenue. Core revenue increased due to price (+14%). Adjusted EBITDA margin was 11.1%.
•Europe - Net revenue decreased $9.7 million, or 2.8%, to $340.0 million, due to a 12% adverse impact from foreign exchange, partially offset by a 9% increase in core revenue. Core revenue increased due to price (+11%), partially offset by lower volume/mix (2%). Adjusted EBITDA margin was 5.9%.
•Australasia - Net revenue decreased $4.1 million, or 2.6%, to $151.8 million, due to a 7% adverse impact from foreign exchange, partially offset by a 4% increase in core revenue. Core revenue increased due to price (+8%), partially offset by lower volume/mix (4%). Adjusted EBITDA margin was 10.5%.
Cash Flow and Balance Sheet
Net cash flow used in operations was $165.7 million during the first six months of 2022, compared to net cash flow from operations of $40.7 million during the same period a year ago. The increase in net cash flow used in operations was due to higher investment in working capital and lower net income. Free cash flow used was $200.5 million in the first six months of 2022, compared to free cash flow used of $4.0 million during the same period a year ago. The increase in free cash flow used was due to higher net cash flow used in operations, partially offset by lower capital expenditures.
The company repurchased 3,430,006 shares in the second quarter for $64.3 million.
Total liquidity, including cash and cash equivalents and undrawn committed credit facilities, was $550.8 million as of June 25, 2022, compared to total liquidity of $837.8 million as of December 31, 2021. The decrease in total liquidity was primarily due to cash utilized for share repurchases, higher working capital investments, and decreased earnings in the current period.

Revised 2022 Outlook
•Core revenue growth remains at approximately 10%, but due to foreign exchange translation headwinds, revenue growth is revised to a range of 4% to 6% from a previous range of 7% to 10%.
•Adjusted EBITDA is lowered to a range of $430 million to $450 million from previous outlook of $520 million to $565 million.
•Full year 2022 capital expenditures are expected to be within a range of $90 million to $110 million, compared to the previous outlook of $130 million to $150 million.

Share Repurchase Authorization
On July 28, 2022, the board of directors approved a new share repurchase authorization to purchase up to $200 million of the company's common stock. The new share repurchase program, which replaces the company's existing program, is designed to return value to shareholders by offsetting dilution from stock issuances and reducing share count over time. The company expects to fund repurchases through cash on hand and cash generated from operations. The timing and total amount of stock repurchases will be determined by management at its discretion and will vary depending on certain factors including, but not limited to, market conditions, available funds and alternative uses of capital. This program has no termination date, may be suspended or discontinued at any time and does not obligate the company to acquire any amount of common stock.

Conference Call Information
JELD-WEN management will host a conference call on August 1, 2022, at 8 a.m. ET, to discuss the company’s financial results. Interested investors and other parties can access the call either via webcast by visiting the Investor Relations section of the company's website at http://investors.jeld-wen.com, or by dialing (888) 330-2446 and using ID 1285715. A slide presentation highlighting the company’s results will also be available on the Investor Relations section of the company’s website.
For those unable to listen to the live event, a webcast replay will be available approximately two hours following completion of the call. To learn more about JELD-WEN, please visit the company’s website at http://investors.jeld-wen.com.

About JELD-WEN
Headquartered in Charlotte, N.C., JELD-WEN is a leading global manufacturer of high-performance interior and exterior building products, offering one of the broadest selections of windows, interior and exterior doors, and wall systems. JELD-WEN delivers a differentiated customer experience, providing construction professionals with durable, energy-efficient products and labor-saving services that help them maximize productivity and create beautiful, secure spaces for all to enjoy.

The JELD-WEN team is driven by innovation and committed to creating safe, sustainable environments for customers, associates, and local communities. The JELD-WEN family of brands includes JELD-WEN® worldwide; LaCantina™ and VPI™ in North America; Swedoor® and DANA® in Europe; and Corinthian®, Stegbar®, and Breezway® in Australia. Visit jeld-wen.com for more information.

Investor Relations Contact:
JELD-WEN Holding, Inc.
Chris Teachout
Director, Investor Relations
704-378-7007
investors@jeldwen.com

Media Contact:
JELD-WEN Holding, Inc.
Colleen Penhall
Vice President, Corporate Communications
980-322-2681
cpenhall@jeldwen.com

Forward-Looking Statements
Certain statements in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements by our CEO and statements regarding our business strategies and ability to execute on our plans, market potential, future financial performance, customer demand, the potential of our categories, brands and innovations, the impact of our footprint rationalization and modernization program, the impact of acquisitions and divestitures on our business and our ability to maximize value and integrate operations, our pipeline of productivity projects, the estimated impact of tax reform on our results, litigation outcomes, and our expectations, beliefs, plans, objectives, prospects, assumptions, or other future events. Forward-looking statements are generally identified by our use of forward-looking terminology such as “anticipate”, “believe”, “continue”, “could”, “estimate”, “expect”, “intend”, “may”, “might”, “plan”, “potential”, “predict”, “seek”, or “should”, or the negative thereof or other variations thereon or comparable terminology. Where, in any forward-looking statement, we express an expectation or belief as to future results or events, such expectation or belief is based on the current plans, expectations, assumptions, estimates, and projections of our management. Although we believe that these statements are based on reasonable expectations, assumptions, estimates and projections, they are only predictions and involve known and unknown risks, many of which are beyond our control that could cause actual outcomes and results to be materially different from those indicated in such statements.
The assumptions underlying the guidance provided for 2022 include revenue impact from increased pricing; softening demand; product mix; headwind from foreign exchange; and margin expansion from volume, pricing, and productivity, offset by higher expenses related to material and freight inflation and SG&A expense. Additionally, the outlook does not include the impact of potential acquisitions or divestitures and assumes no new COVID-19 lockdowns or restrictions, which could unfavorably impact our operations, labor availability, and supply chain continuity.
Risks and uncertainties that could cause actual results to differ materially from such statements include risks associated with the impact of the COVID-19 pandemic on the company and our employees, customers, and suppliers, and other factors, including the factors discussed in our Annual Reports on Form 10-K and our other filings with the Securities and Exchange Commission.
The forward-looking statements included in this release are made as of the date hereof, and except as required by law, we undertake no obligation to update, amend or clarify any forward-looking statements to reflect events, new information or circumstances occurring after the date of this release.

Non-GAAP Financial Information
This press release presents certain “non-GAAP” financial measures. The components of these non-GAAP measures are computed by using amounts that are determined in accordance with accounting principles generally accepted in the United States of America (“GAAP”). A reconciliation of non-GAAP financial measures used in this press release to their nearest comparable GAAP financial measures is included in the tables at the end of this press release. The company provides certain guidance solely on a non-GAAP basis because the company cannot predict certain elements that are included in certain reported GAAP results, including the variables and individual adjustments necessary for a reconciliation to GAAP. While management is not able to specifically quantify the reconciliation items for forward-looking non-GAAP measures without unreasonable effort, management bases the estimated ranges of non-GAAP measures for future periods on its reasonable estimates of such factors as assumed effective tax rate, assumed interest expense, and other assumptions about capital requirements for future periods. The variability of these items may have a significant impact on our future GAAP results.

We use adjusted EBITDA, adjusted EBITDA margin, adjusted net income, and adjusted EPS because we believe they assist investors and analysts in comparing our operating performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance. Management believes adjusted EBITDA and adjusted EBITDA margin are helpful in highlighting trends because they exclude the results of decisions that are outside the control of management, while other measures can differ significantly depending on long-term strategic decisions regarding capital structure, the tax jurisdictions in which we operate, and capital investments. We use adjusted EBITDA and adjusted EBITDA margin to measure our financial performance and also to report our results to our board of directors. Further, our executive incentive compensation is based in part on adjusted EBITDA. In addition, we use adjusted EBITDA for purposes of calculating compliance with our debt covenants in certain of our debt facilities. adjusted EBITDA should not be considered as an alternative to net income as a measure of financial performance or to cash flows from operations as a liquidity measure.

We define adjusted EBITDA as net income (loss), adjusted for the following items: loss from discontinued operations, net of tax; equity earnings of non-consolidated entities; income tax (benefit) expense; depreciation and amortization; interest expense, net; impairment and restructuring charges; gain on previously held shares of equity investment; (gain) loss on sale of property and equipment; share-based compensation expense; non-cash foreign exchange transaction/translation (income) loss; other non-cash items; other items; and costs related to debt restructuring and debt refinancing. Adjusted EBITDA margin is defined as adjusted EBITDA divided by net revenues.

We present several financial metrics in "core" terms, which exclude the impact of foreign exchange and acquisitions completed in the last twelve months. We use core adjusted EBITDA, which we define as adjusted EBITDA excluding the impact of foreign exchange and acquisitions completed in the last twelve months. We define core revenue as net revenue excluding the impact of foreign exchange and acquisitions completed in the last twelve months. Our use of core margin is defined as core adjusted EBITDA divided by core revenue. These "core" metrics assist management, investors, and analysts in understanding the organic performance of the operations.

We present free cash flow because we believe it assists investors and analysts in determining the quality of our earnings. We also use free cash flow to measure our financial performance and to report to our board of directors. In addition, our executive incentive compensation is based in part on free cash flow. We define free cash flow as cash flow from operations less capital expenditures (including purchases of intangible assets). Free cash flow should not be considered as an alternative to cash flows from operations as a liquidity measure. We also present net debt leverage because it is a key financial metric that is used by management to assess the balance sheet risk of the company. We define net debt leverage as net debt (total principal debt outstanding less unrestricted cash) divided by adjusted EBITDA for the last twelve month period.

Adjusted net income represents net income adjusted for certain items as presented in our reconciliation of non-GAAP, including the after-tax impact of i) non-cash foreign currency (gains) losses, ii) impairment and restructuring charges, iii) one-time non-cash gains, and iv) other non-recurring expenses associated with mergers and acquisitions and litigation. Adjusted EPS represents net income per diluted share adjusted to exclude the estimated per share impact of the same specifically identified items used to calculate adjusted net income as described above. Where applicable, such items are tax-effected at our estimated annual adjusted effective tax rate.

Other companies may compute these measures differently. Non-GAAP metrics should not be considered as alternatives to any other measures derived in accordance with GAAP.

Due to rounding, numbers presented throughout this release may not sum precisely to the totals provided and percentages may not precisely reflect the absolute figures.

JELD-WEN Holding, Inc.
Consolidated Statements of Operations (Unaudited)
(In millions)

	Three Months Ended
	June 25, 2022	June 26, 2021	% Variance
Net revenues	$1,331.0	$1,245.8	6.8%
Cost of sales	1,084.8	953.9	13.7%
Gross margin	246.2	291.9	(15.7)%
Selling, general and administrative	180.5	188.7	(4.3)%
Impairment and restructuring charges	5.3	1.1	362.5%
Operating income	60.4	102.1	(40.8)%
Interest expense, net	20.2	18.9	7.2%
Other (income) expense	(20.9)	0.2	(13,841.4)%
Income before taxes	61.0	83.1	(26.5)%
Income tax expense	15.2	22.4	(31.9)%
Net income	$45.8	$60.7	(24.5)%
Other financial data:
Adjusted EBITDA(1)	$125.8	$148.2	(15.1)%
Adjusted EBITDA Margin(1)	9.5%	11.9%
(1)Adjusted EBITDA and Adjusted EBITDA margin are financial measures that are not calculated in accordance with GAAP. For a discussion of our presentation of Adjusted EBITDA and Adjusted EBITDA Margin, see above under the heading “Non-GAAP Financial Information.”

	Six Months Ended
	June 25, 2022	June 26, 2021	% Variance
Net revenues	$2,502.0	$2,338.2	7.0%
Cost of sales	2,052.5	1,810.3	13.4%
Gross margin	449.5	527.9	(14.9)%
Selling, general and administrative	373.5	380.2	(1.8)%
Impairment and restructuring charges	5.3	2.1	155.6%
Operating income	70.7	145.5	(51.4)%
Interest expense, net	38.6	37.3	3.4%
Other income	(28.2)	(10.7)	164.0%
Income before taxes	60.3	118.9	(49.3)%
Income tax expense	15.0	32.7	(54.1)%
Net income	$45.3	$86.2	(47.4)%
Other financial data:
Adjusted EBITDA(1)	$206.0	$246.2	(16.3)%
Adjusted EBITDA Margin(1)	8.2%	10.5%
(1)Adjusted EBITDA and Adjusted EBITDA margin are financial measures that are not calculated in accordance with GAAP. For a discussion of our presentation of Adjusted EBITDA and Adjusted EBITDA Margin, see above under the heading “Non-GAAP Financial Information.”

JELD-WEN Holding, Inc.
Selected Financial Data (Unaudited)
(In millions)

	June 25, 2022	December 31, 2021
Consolidated balance sheet data:
Cash and cash equivalents	$272.5	$395.6
Accounts receivable, net	698.9	552.0
Inventories	723.3	616.0
Total current assets	1,909.0	1,739.9
Total assets	3,815.3	3,738.7
Accounts payable	420.9	418.8
Total current liabilities	893.3	888.9
Total debt	1,898.7	1,706.3
Total shareholders’ equity	736.5	842.2

	Six Months Ended
Consolidated statement of cash flows data:	June 25, 2022	June 26, 2021
Net cash flow provided by (used in):
Operating activities	$(165.7)	$40.7
Investing activities	(21.4)	(41.5)
Financing activities	81.1	(110.3)

JELD-WEN Holding, Inc.
Reconciliation of Non-GAAP Financial Measures (Unaudited)
(In millions)

	Three Months Ended		Six Months Ended
(amounts in millions)	June 25, 2022	June 26, 2021	June 25, 2022	June 26, 2021
Net income	$45.8	$60.7	$45.3	$86.2
Income tax expense	15.2	22.4	15.0	32.7
Depreciation and amortization	32.5	35.5	65.1	69.7
Interest expense, net	20.2	18.9	38.6	37.3
Impairment and restructuring charges (1)	5.3	1.4	5.3	2.3
Loss on sale of property and equipment	0.1	1.3	0.2	0.4
Share-based compensation expense	1.6	7.5	11.3	14.4
Non-cash foreign exchange transaction/translation loss (income)	0.1	(2.0)	6.3	(13.5)
Other items (2)	3.9	2.6	18.0	16.6
Other non-cash items (3)	1.0	—	1.0	—
Adjusted EBITDA	$125.8	$148.2	$206.0	$246.2
(1)Impairment and restructuring charges consist of (i) impairment and restructuring charges that are included in our accompanying unaudited consolidated statements of operations plus (ii) additional charges relating to inventory and/or manufacturing of our products that are included in cost of sales in our accompanying unaudited consolidated statements of operations were $0.3 for the three and six months ended June 26, 2021.
(2)Other non-recurring items not core to ongoing business activity include: (i) in the three months ended June 25, 2022 (1) $5.2 in facility closure, consolidation, and other related costs, (2) $(4.4) in adjustments related to fire damage and downtime at one of our facilities, and (3) $3.1 in legal costs and professional expenses; (ii) in the three months ended June 26, 2021 (1) $1.5 in legal costs and professional expenses relating primarily to litigation and (2) $0.7 in facility closure, consolidation, startup, and other related costs; (iii) in the six months ended June 25, 2022 (1) $8.1 in in legal costs and professional expenses, (2) $5.5 in facility closure, consolidation, and other related costs, (3) $2.4 in expenses related to fire damage and downtime at one of our facilities, and (4) $1.9 in compensation and non-income taxes associated with exercises of legacy equity awards; (iv) in the six months ended June 26, 2021 (1) $15.3 in legal costs and professional expenses relating primarily to litigation and (2) $0.8 in facility closure, consolidation, startup, and other related costs.
(3)Other non-cash items include $1.0 for unrealized mark-to-market losses from other derivatives in the three and six months ended June 25, 2022.

	Three Months Ended		Six Months Ended
(amounts in millions, except share and per share data)	June 25, 2022	June 26, 2021	June 25, 2022	June 26, 2021
Net income	$45.8	$60.7	$45.3	$86.2
Legal costs and professional expenses	3.1	1.5	8.1	15.3
Non-cash foreign exchange transactions/translation loss (income)	0.1	(2.0)	6.3	(13.5)
Impairment and restructuring charges	5.3	1.4	5.3	2.3
Facility closure, consolidation, and startup costs	5.2	0.7	5.5	0.8
Acquisition and integration charges	—	0.2	—	0.2
Adjusted tax impact(1)	(9.3)	(2.2)	(12.5)	(3.1)
Adjusted net income	$50.2	$60.3	$58.0	$88.2

Diluted net income per share	$0.52	$0.60	$0.51	$0.84
Legal costs and professional expenses	0.04	0.02	0.09	0.15
Non-cash foreign exchange transactions/translation loss (income)	—	(0.02)	0.07	(0.13)
Impairment and restructuring charges	0.06	0.01	0.06	0.02
Facility closure, consolidation, and startup costs	0.06	0.01	0.06	0.01
Adjusted tax impact(1)	(0.11)	(0.03)	(0.14)	(0.03)
Adjusted net income per share	$0.57	$0.59	$0.65	$0.86

Diluted shares used in adjusted EPS calculation represent the fully dilutive shares for the three and six months ended June 25, 2022 and June 26, 2021, respectively.	87,967,049	101,670,624	89,557,956	102,141,889
(1)Except as otherwise noted, adjustments to net income and net income per share are tax-effected at an adjusted tax rate of 25.3% for the three and six months ended June 25, 2022 and June 26, 2021, respectively.

	Six Months Ended
	June 25, 2022	June 26, 2021
Net cash (used in) provided by operating activities	$(165.7)	$40.7
Less capital expenditures	34.8	44.7
Free cash flow (1)	$(200.5)	$(4.0)
(1)Free cash flow is a financial measure that is not calculated in accordance with GAAP. For a discussion of our presentation of free cash flow, see above under the heading "Non-GAAP Financial Information."

	June 25, 2022	December 31, 2021
Total debt	$1,898.7	$1,706.3
Less cash and cash equivalents	272.5	395.6
Net debt	$1,626.2	$1,310.7
Divided by trailing twelve months adjusted EBITDA	425.0	465.1
Net debt leverage(1)	3.8x	2.8x
(1)Net debt leverage is a financial measure that is not calculated in accordance with GAAP. For a discussion of our presentation of net debt leverage, see above under the heading "Non-GAAP Financial Information."

JELD-WEN Holding, Inc.
Segment Results (Unaudited)
(In millions)

	Three Months Ended
	June 25, 2022	June 26, 2021
Net revenues from external customers			% Variance
North America	$839.1	$740.1	13.4%
Europe	340.0	349.7	(2.8)%
Australasia	151.8	155.9	(2.6)%
Total Consolidated	$1,331.0	$1,245.8	6.8%
Adjusted EBITDA(1)
North America	$93.5	$115.3	(18.9)%
Europe	20.0	39.8	(49.6)%
Australasia	15.9	18.0	(11.8)%
Corporate and unallocated costs	(3.6)	(24.9)	(85.6)%
Total Consolidated	$125.8	$148.2	(15.1)%
(1)Adjusted EBITDA is a financial measure that is not calculated in accordance with GAAP. For a discussion of our presentation of Adjusted EBITDA, see above under the heading “Non-GAAP Financial Information.”

	Six Months Ended
	June 25, 2022	June 26, 2021
Net revenues from external customers			% Variance
North America	$1,561.5	$1,379.7	13.2%
Europe	663.3	670.3	(1.0)%
Australasia	277.2	288.2	(3.8)%
Total Consolidated	$2,502.0	$2,338.2	7.0%
Adjusted EBITDA(1)
North America	$160.6	$195.1	(17.7)%
Europe	34.7	68.6	(49.3)%
Australasia	26.2	31.2	(15.9)%
Corporate and unallocated costs	(15.5)	(48.7)	(68.2)%
Total Consolidated	$206.0	$246.2	(16.3)%
(1)Adjusted EBITDA is a financial measure that is not calculated in accordance with GAAP. For a discussion of our presentation of Adjusted EBITDA, see above under the heading “Non-GAAP Financial Information.”